Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ArQule, Inc. of our report dated March 5, 2018 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in ArQule, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 29, 2018